JDS Uniphase Corporation

                                     - and -

                               EMCORE Corporation

             JOINT DEVELOPMENT, MANUFACTURING & MARKETING AGREEMENT
                        FOR HIGH SPEED ARRAY TRANSCEIVERS

This Agreement is made the 16th day of June 2000.

By and Between

(1) EMCORE Corporation, a New Jersey corporation having its principal offices at 394 Elizabeth Avenue, Somerset, New Jersey (hereinafter referred to as "EMCORE"); and

(2) JDS Uniphase Corporation, a California corporation having its principal offices at 210 Baypointe Parkway, San Jose, California acting through its Transmission Group located at 305 East Drive, Melbourne, Florida (hereinafter referred to as "JDSU")

WHEREAS

(A) EMCORE is the beneficial owner of certain intellectual property rights and possesses valuable technical information and know-how relating to vertical cavity surface-emitting lasers ("VCSEL"), circuit design, optics and detectors, optical links, and fiberoptic communication systems and possesses or has access to valuable commercial know-how relating to marketing such systems.

(B) JDSU possesses or has access to valuable commercial know-how and information relating to the world-wide promotion, distribution and marketing of fiberoptic communication systems and is the beneficial owner of certain intellectual property rights and possesses valuable technical information and know-how relating to the optical packaging, assembly, applications engineering and testing of fiberoptic communication systems.

(C) EMCORE and JDSU have agreed to collaborate in the design, development, production, marketing and sale of a family of fiberoptic array transceivers in accordance with the terms and conditions herein contained.

Now therefor it is hereby agreed as follows

1.     Interpretation

1.1 The following provisions have effect for the interpretation of this Agreement including the Recitals and Schedules.

1.2 The following words and expressions shall, unless the context otherwise requires, have the following meanings:

       "Agreement"  means this Joint  Development,  Manufacturing  and Marketing
                    Agreement.

       "Affiliate"  means in relation to either Party,  a  corporation  or other business entity in which the Party, either directly or indirectly, owns more than 50% of the outstanding voting stock (as measured by the ability of such stock to vote in elections for the board of directors of such controlled entity) for so long as such greater than 50% ownership shall continue.

       "Background" means in  respect of each  Party the  Intellectual  Property owned by or otherwise in the possession of that Party relating to the Products at the Effective Date.

       "Cancellation
        Costs" means the {redact} for all Products which are subject to a Guaranteed Purchase Forecast but which are cancelled by JDSU or a customer prior to shipment and which are not recovered by either (i) the sale of the Products affected to other parties within a reasonable time, or (ii) the exercise by EMCORE, in a commercially reasonable manner, of other mitigation measures.

       "Commercial
        Launch
        Date" means for a Product, the earlier of (i) the first date upon which JDSU makes sales of such Product to third party customers other than low volume sales for evaluation purposes or (ii) the date of Steering Committee sign-off of a Product Release Checklist for such Product.

       "Company
        Informa-
        tion" means a Party's proprietary information or materials which are provided to the other Party, whether oral or written, tangible or intangible, whether furnished before or after the execution of this Agreement, in relation to the research and development of, and promotion, marketing, distribution and sale of Products hereunder, including, without limitation, the information or materials on substances, formulations, techniques, technology, equipment, data, reports, Know-How, sources for supply, patent position and business plans.

       "Develop-
        ment Cost
        Difference" means the amount,  if any,  by which the actual  development costs of EMCORE (as reduced by any payments (other than interest) to EMCORE by JDSU as to such Product pursuant to
                    Section 5.5(b) below) for a given Product, other than an EMCORE Developed Product, exceeds the actual development cost of JDSU for such Product (as increased by any payments (other than interest) to EMCORE by JDSU as to such Product pursuant to Section 5.5(b) below). For purposes of this calculation, a Party's actual development costs shall be determined on a per project basis in accordance with US GAAP (taking into account the collateral benefit of such development to other products or activities of the Party) and in a manner that is consistent with the manner in which such Party determines such costs for its other development projects for the purpose of its publicly released financial statements.

       "EMCORE Developed Product" means a Product for which EMCORE is primarily responsible for the development and includes, without limitation, the Initial Product.

       "Estimated
        Develop-
        ment Cost"  means  for  each  Product  a  Party's   estimated  cost  for
                    developing  such  Product,  as the same may be adjusted from time to time by the Steering  Committee  pursuant to Section
                    4.4.2.  A  Party's  estimated  development  costs  shall  be determined on a per project basis in accordance with US GAAP
                    (taking  into  account  the   collateral   benefit  of  such
                    development to other products or activities of the Party) and in a manner that is consistent with the manner in which such Party determines such costs for its other development projects for the purpose of its publicly released financial statements.

       "Effective
        Date"       means the date hereof.

       "Force
        Majeure
        Event" means any cause affecting the performance of this Agreement or the obligations of either Party arising from or attributable to any acts or events or failures beyond the reasonable control of the affected Party including, without limitation, strikes, lock-outs, industrial action, civil commotion, riot, invasion, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster, omissions or delays in acting by any governmental authority or the political interference with the normal operations of either Party.

       "Fore-
        ground" means all Intellectual Property generated in the course of performance by a Party of its development obligations under a Statement of Work pursuant to this Agreement.

       "Future
        Products"   means any product that the Steering Committee agrees to make subject to this Agreement pursuant to Section 5.3 below and shall include, without limitation, each Identified Future
                    Product,  following a determination  to make such Identified
                    Future Product subject to this Agreement pursuant to Section
                    5.3(a) hereof.

       "Gross
        Margin" means a Party's gross margin measured as a percentage of the gross profit as to the revenue received with respect to sales of Products from EMCORE to JDSU hereunder (in the case of EMCORE) or by JDSU to third parties (in the case of
                    JDSU), which shall be determined in accordance with US GAAP and in a manner that is consistent with the manner in which such Party determines revenue, gross profit and gross margin for the purpose of its publicly released statement of operations.

       "Gross
        Revenue" means a Party's gross revenue with respect to sales of Products to third parties in accordance with US GAAP, which shall include, without limitation, gross revenue of EMCORE from sales of Products to JDSU.

       "High Vol-
        ume Oppor-
        tunity" means a purchase order, series of related purchase orders from a single customer or a long term supply agreement with a customer for purchases in excess of {redact} million.

       "Identified
        Future
        Product(s)" means  the  following  four  array   transceiver   products:
                    {redact}.

       "Initial
        Product" means that certain 12 channel, 1.25 Gb/s/ch, 15 Gb/s net array transceiver product.

       "Initial
        Program" means the development work to be performed by each Party with respect to the Initial Product as set forth in the Statement of Work for such Product.

       "Initial
        Statement
        of Work" means that certain detailed statement of work attached hereto as Exhibit A to be carried out by the Parties as the Initial Program, which: (i) may be modified from time to time in accordance with the terms of this Agreement; (ii) sets forth the design, development and manufacturing objectives of the Parties as to the Initial Product; and
                    (iii) includes the Specifications for the Initial Product.

       "Intel-
        lectual
        Property"   means all United  States  and  foreign  patents,  copyrights
                    trade  and  service   marks  and  design   rights   (whether
                    registered  or  not  and  all  applications  for  any of the foregoing),  rights in computer  software,  internet  domain
                    names  and   databases   and  all  rights  in  the  Know-How
                    whensoever and howsoever arising for the full term thereof and all renewals and extensions thereof.

       "Know-How"   means  information,   data,   know-how,   trade  secrets  or
                    experience  whether  patentable  or not  including,  without
                    limitation,   all   design  or   manufacturing   techniques,
                    operating instructions, machinery designs, raw materials or products specifications, drawings, blue prints, and any other technical and commercial information relating to research, design, development, manufacture, assembly, use or sale.

       "Minimum
        Volume" means for a Product that level of sales of such Product for a six (6) month period that is determined by the Parties pursuant to Sections 2.5 and 4.4.4 hereof to be equal to {redact} percent ({redact}%) of the TAM for such Product during that six (6) month period.

       "Parties"    means EMCORE and JDSU collectively and Party means either of them individually.

       "Products"   means the Initial  Product and any Future  Products that the
                    Parties shall agree to make subject to this Agreement pursuant to Section 5.3 hereof and shall thereafter develop.

       "Product
        Release
        Checklist"  means a checklist created by the Steering Committee pursuant to Section 4.4.8 following completion of successful development of such Product pursuant to the applicable Statement of Work and containing tasks that must be completed to the satisfaction of the Steering Committee prior to the first commercial sale of a Product. The tasks shall include, but need not be limited to, the following:
                    (i) intellectual property review (including non-infringement analysis), (ii) approval of sales and marketing literature and rollout plan (iii) receipt of all necessary regulatory approvals and (iv) additional items as set forth in Section
                    4.4 (warranty, manufacturability, Minimum Volumes QA/QC) and
                    Section 8.1 (initial pricing).

       "Pro-
        gram(s)" means the Initial Program for development of the Initial Product as detailed in the Initial Statement of Work and any further program for the development of Future Products as agreed by the Parties pursuant to Section 4.4.1 of this Agreement.

       "Program
        Manager" means the person appointed by each Party to manage the Program on its behalf pursuant to Section 4.6.

       "Specifica-
        tions" means those performance and other specifications for the operation, form and other material characteristics of a Product as determined by the Parties in accordance with this Agreement.

       "Statement
        of Work" means any detailed program of development work to be performed under this Agreement by the Parties, as modified from time to time in accordance with the terms of this Agreement, and includes without limitation, the Initial Statement of Work.

       "Steering
        Committee"  means the steering committee  established in accordance with
                    Section 4.

       "TAM" means the total available market measured over a six (6) month period for all array transceiver products that compete with a Product as determined in accordance with Section 2.4 hereof by the Steering Committee pursuant to Section 4.4.3 below on the basis of the "VCSEL Transceiver Global Market Forecast" published by ElectroniCast Corporation as updated from time to time or as reported by such other internationally recognized market forecasting company as the Parties may agree.

       "Terri-
        tory"      means the World.

       "Very
        Short
        Reach"      means distances of 400 meters or less.

       "Work
        Report"     means the report  prepared by each Party in accordance  with
                    Section 3.3.

1.3 Reference to a Party hereto shall include such Party's Affiliates and such Party's permitted assignees.

1.4 Reference to any statute or statutory provision or order or regulation made thereunder include that statute, statutory provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof.

1.5 References to persons shall include bodies corporate, unincorporated, associations, partnerships and individuals. References to the singular shall include the plural and vice-versa.

1.6 Headings to Sections are for information only and shall not form part of the operative provisions of this Agreement or the Exhibits and shall be ignored in construing the same.

1.7 References to Recitals, Sections or Exhibits are to recitals to, Sections of or exhibits to this Agreement.

2.     Scope of Agreement and Roles of the Parties

2.1 This Agreement sets down the terms on which the Parties shall collaborate in the design, development, production, marketing and sale of the Initial Product and any Future Products that the Parties determine to make subject to this Agreement pursuant to Section 5.3 below. The Parties perceive that the immediate market demand for the Initial Product and the Identified Future Products is for low cost, high speed (>10Gb/s)
       fiberoptic data links tailored for Very Short Reach distances. The primary target application is close to moderate proximity interconnection between equipment racks for system manufacturers. Primary target customers include, but are not limited to, {redact}.

2.2 During the term of this Agreement, EMCORE will direct its resources and capabilities to the manufacture of high-quality VCSEL arrays, the design of gigabit speed control circuits, photodetectors, optical links, and electronics and shall provide for manufacture and QA/QC testing of the Initial Product and any Future Products made subject to this Agreement by the Parties pursuant to Section 5.3 hereof. Consistent with the Initial Statement of Work, EMCORE shall be primarily responsible for the design, development and manufacture of the Initial Product.

2.3 During the term of this Agreement, JDSU will provide for all marketing, worldwide sales, application support and customer service and distribution functions for the Initial Product and any Future Products made subject to this Agreement by the Parties pursuant to Section 5.3 hereof and will provide technical support for the design and development of such Initial Product and Future Products (including, to the extent requested by EMCORE, assistance with the optical packaging, active alignment, lens arrays and testing of such Products).

2.4    During the term of this  Agreement  and subject to Sections  2.5, 2.6 and
       2.7 below, {redact} neither Party shall be prohibited from designing, developing, marketing or selling product components (including, without limitation, components used in Products) to third parties; provided that such Party is not paid or compensated other than for the sale of said components and for the design and development of said components. The Parties acknowledge that either Party may acquire third parties (each an "Acquired Company") that have expertise, intellectual property, and/or carry on business relating to the Products (collectively the "Business"). {redact}

2.5 Notwithstanding Section 2.4 above, EMCORE shall have the right to terminate its {redact} obligations under said Section 2.4 as to any Product subject to this Agreement (but not this Agreement itself) for which JDSU fails to sell the Minimum Volume of such Product as provided in this Section 2.5 during any six month period (the first such six (6) month period for each Product to commence three (3) months after the Commercial Launch Date for that Product); provided that purchases for resale pursuant to Section 8.2 shall be counted as sales. JDSU shall be credited for sales towards the Minimum Volume in any six (6) month period for the sum of that number of Product units purchased by JDSU for resale, sold by JDSU and that number of Product units ordered for shipment by JDSU during that six (6) month period in accordance with this Agreement that EMCORE failed to timely ship during that six (6) month period. JDSU shall be required either to purchase for resale or sell such Minimum Volume amounts to maintain EMCORE's {redact} obligations under said
       Section 2.4, but shall not be deemed in breach of any of its obligations hereunder solely for failure to purchase for resale or sell such Minimum Volume amounts.

2.6 Notwithstanding Section 2.4 hereof, JDSU shall have the right to terminate its non-compete obligations pursuant to Section 2.4 above as to any Product subject to this Agreement (but not this Agreement itself) as follows:

       (a) Should EMCORE fail to ship that quantity of units of a Product subject to the Customer Commitment in accordance with Section 6.2 hereof that constitute {redact} percent ({redact}%) of the aggregate units of such Product subject to the Customer Commitment (other than a failure to ship caused by JDSU's failure to supply or delay in supplying parts used in the Product) during any six
              (6) month period (such six (6) month period to commence three (3) months after the Commercial Launch Date for that Product) during the term of this Agreement, JDSU shall have the right to terminate the {redact} provisions as to such Product on not less than sixty
              (60) days notice to EMCORE, which shall have the right to cure such delinquency during that sixty (60) day period by the shipment of all units in arrears and the timely shipment of all additional units of such Product subject to the Customer Commitment that have shipment dates within that thirty (30) day period; or

       (b) Should EMCORE ship units of a Product to a third party customer or JDSU that have warranty return rates in excess of {redact} percent ({redact}%) (other than as a result parts supplied by JDSU) during any six (6) month period (such six (6) month period to commence three (3) months after the Commercial Launch Date for that Product), JDSU shall have the right to terminate the {redact} provisions as to such Product on not less than sixty (60) days notice to EMCORE, which shall have the right to cure such warranty failure problem by: (i) creating a corrective action plan regarding such warranty failure problem, which plan is reasonably acceptable to JDSU, and (ii) shipping replacement Products to the third party customer or JDSU, as applicable, during that sixty
              (60) day period that have a warranty failure rate of less than {redact} percent ({redact} %); provided, however, that EMCORE shall not be deemed in breach of any of its obligations hereunder solely for failure to meet its obligations under (a) or (b) above.

2.7    In the event that either  EMCORE or JDSU shall  exercise its rights under
       Section 2.5 or 2.6 above to  terminate  its  {redact}  obligations  under
       Section 2.4 above as to a Product, the {redact} obligations of the other Party shall also be terminated as to such Product. At any time that the Parties are not subject to the {redact} obligations set forth in Section
       2.4 above with respect to a particular Product, commissions shall be payable to JDSU only with respect to units of that Product sold through JDSU in accordance with this Agreement. {redact}, this Agreement shall not serve to restrict either Party as to the development, manufacture or sale of any other products that they may elect to pursue during the term of this Agreement.

3.     Collaboration and Initial Work of the Parties

3.1 The Parties shall collaborate in good faith under the Agreement and shall, subject to the confidentiality restrictions imposed hereunder, provide to the other Party such Company Information as the disclosing Party determines in good faith is reasonably required for the performance of its obligations under the Agreement.

3.2 EMCORE shall as soon as practicable after the Effective Date commence its development work pursuant to the Initial Statement of Work. The Steering Committee shall within sixty (60) days after the Effective Date jointly prepare a Statement of Work for the first of the Identified Future Products and on a thirty (30) day schedule for each additional Statement of Work thereafter, complete preparation of Statements of Work for the remaining three Identified Future Products within one hundred fifty (150) days after the Effective Date. Each of the Identified Future Products shall become subject to this Agreement upon the agreement by the Steering Committee as to such Statements of Work and the other items set forth in
       Section 5.3(a) hereof, and the failure of the Steering Committee to so agree as to any Identified Future Product shall cause such product to not become subject to this Agreement. As to the Initial Product and any Identified Future Product that the Steering Committee agrees shall become a Product for the purposes of this Agreement pursuant to said Section 5.3(a), each Party agrees to use its reasonable best efforts to complete its work within the development schedules set forth in the Initial Statement of Work and the Statements of Work for each such Identified Future Product made subject to this Agreement. Within ninety (90) days of the date hereof, the Parties shall prepare a product road map (the "Product Road Map") containing a five (5) year forecast of fiberoptic array transceivers contemplated for design and development as potential Future Products to enable the Parties to extend their relationship beyond the development and commercialization of the Initial Product and the Identified Future Products. Such Product Road Map shall not be deemed to bind either Party as to any Future Product until such time as the Parties shall have agreed to make such Future Product subject to this Agreement pursuant to Section 5.3(b). 3.3 During any period in which the Parties shall be developing a Product pursuant to a Statement of Work undertaken pursuant to this Agreement, each Party shall prepare and submit to the Steering Committee its Work Report on a quarterly basis or on some other timely basis as decided by the Steering Committee setting forth the work performed by each Party in the previous quarter in furtherance of such Statement of Work.

3.4 JDSU shall prepare (with input from EMCORE) a world-wide marketing plan for each of the Products (the "Marketing Plan") on a quarterly basis, which will be reviewed and approved by the Steering Committee.

3.5 In the event that a Party's development work under a Statement of Work for a Product is unsuccessful, the Parties shall either modify such Statement of Work (or Specifications) for that Product through the Steering Committee, or, in the absence of an agreement by the Steering Committee as to such modification, terminate development of such Product and cause such Product to cease to be subject to this Agreement. For purposes of the foregoing sentence, development work of a Party may be deemed unsuccessful, as determined by the Steering Committee, if: (i) the period to complete such development is delayed by {redact} % or more based on the schedule for development set forth in the then effective Statement of Work; or (ii) the development is not reasonably likely to result in a Product that meets the then effective Specifications in all material respects.

4.     Management of the Program

4.1 The Parties shall as soon as practicable after the Effective Date, but in any event within thirty (30) days, establish the Steering Committee to supervise the performance of the Parties pursuant to this Agreement. The Steering Committee shall have an equal number of members appointed by each Party and shall be initially comprised of a total of four (4) members, and the members of each Party, including any replacement members, shall be subject to the approval of the other Party, which approval shall not be unreasonably withheld. The total number of Steering Committee members may be changed by the Steering Committee from time to time as appropriate provided that in all cases it will be comprised of an equal number of members from each Party. Each Party may substitute its representatives from time to time (subject to approval of the other Party as provided above) and the substitution is effective upon notice to the other Party.

4.2 The Steering Committee shall meet as often as required to ensure the effective operation of this Agreement but in no event less than quarterly on such date and at such place as to be agreed upon between the Parties; provided that members of the Steering Committee will be permitted to attend such meetings by electronic or telephonic means. The meetings of the Steering Committee may be held in person or in any other reasonable manner, including, without limitation, by telephone, video conference or e-mail. Each of the Steering Committee members shall have one vote and other than decisions requiring unanimous approval all decisions must be made by a majority vote. It is contemplated that additional representatives of the Parties may attend and participate in the Steering Committee meetings, however, such additional representatives will not be entitled to participate in the voting process.

4.3 As a first order of business, the Steering Committee will draft procedures which will govern the operation of the Steering Committee and its decision making process and the specific criteria to be used in the determinations set forth in Section 4.4.

4.4    The Steering Committee or its designees shall be responsible for:

       4.4.1 reviewing, approving and, as necessary, modifying, Statements of Work and Specifications for each of the Initial Product and any Identified Future Products or Future Product made subject to this Agreement pursuant to Section 5.3 hereof;

       4.4.2 reviewing and, if necessary, adjusting the Estimated Development Costs for each Product; 4.4.3 reviewing and approving EMCORE's manufacturing capabilities for each Product to ensure a consistent supply and appropriate quality assurance and quality control ("QA/QC") compliance as to that Product;

       4.4.4 determining the Minimum Volumes for each Product for each successive six (6) month period following the Commercial Launch Date of such Product (provided that the first such six (6) month period for each Product shall commence three (3) months after the Commercial Launch Date for purposes of Section 2.5 hereof), reviewing and approving the Marketing Plan, and reviewing the progress of JDSU in fulfilling the objectives set forth therein on a quarterly basis;

       4.4.5  reviewing the quarterly Work Reports submitted by each Party;

       4.4.6 approving the Product Trademarks selected by the Parties in accordance with Section 4.5;

       4.4.7 establishing and, on a quarterly basis, reviewing JDSU's commissions and pricing between the Parties for the Initial Product and any Future Products as provided in Sections 8.1 and 8.2;

       4.4.8 establishing a Product Release Checklist for the Initial Product and any Future Products;

       4.4.9  reviewing  and approving  the  applicable  royalty rate each Party
              shall  be  obligated  to  pay  for  use  of  the  other   Parties'
              Intellectual Property as provided in Section 9.5 hereof;

       4.4.10 reviewing the Parties' accounting methodologies and Internal Accounts;

       4.4.11 reviewing and approving the development budget for Shared Research and Development Expenditures (as defined in Section 5.4) and determining amounts, if any, owed from one Party to the other;

       4.4.12 establishing a warranty policy for each Product; and

       4.4.13 reviewing and approving the Product Road Map.

       If the Steering Committee cannot agree pursuant to Section 4.4.2 above as to an adjustment to a Party's Estimated Development Cost for a Product and such Party determines in good faith that its actual development cost will exceed its then effective Estimated Development Cost by {redact}% or more, such Party shall have the option, exercisable on thirty (30) days written notice to the other Party, to terminate development of such Product and cause such Product to no longer be subject to this Agreement.

4.5 Within a reasonable time so as to permit an expeditious commercial launch of the Initial Product and those Identified Future Products that the Steering Committee determines to make subject to this pursuant to Section 5.3(a), the Parties shall select the trademarks to be used in connection with the Products (the "Product Trademarks"). The Product Trademarks shall be approved by a unanimous vote of the Steering Committee. Application to register the Product Trademarks so selected shall be made by JDSU at its own expense and once registered the Product Trademark shall be maintained by JDSU at its own expense and shall be owned solely by JDSU during and after the term of this Agreement; provided, however, that EMCORE shall be granted a fully paid-up, royalty free, perpetual, exclusive (except as to JDSU) license to commercialize Products under the Product Trademarks (which for purposes of such license shall not include the name JDS Uniphase or any tradenames or trademarks that include or otherwise use of the JDS Uniphase name or general logo(s)) which license shall terminate earlier in the event of an uncured material breach of this Agreement by EMCORE. To the extent practicable, during the term of the Agreement, Product labels and packaging shall bear the Product Trademarks and the trademarks and logos of each of the Parties.

4.6 Each Party shall appoint a suitably qualified and experienced Program Manager to manage the Program, who shall be responsible for the day to day operations and obligations under the Agreement of the Party that appointed him. The Program Managers shall be jointly responsible for the preparation of the Statement of Work and the Work Reports required on a quarterly basis. The Program Managers shall also be responsible for regular and periodic updates of the Product Road Map to enable it to be used as a rolling five (5) year forecast of Future Product development.

4.7    The initial Program Managers shall be:

                  for EMCORE  -  {redact}
                  for JDSU    -  {redact}

4.8 In the event that the Steering Committee is unable to make a decision on any particular matter due to a deadlock, it shall submit the matter for joint resolution to the Chief Executive Officers of the Parties (or their senior officer designees). In the event that the matter so submitted remains unresolved after 30 days either Party may submit it for resolution in accordance with Section 21. Notwithstanding the foregoing, the failure of the Steering Committee to agree as to any of the following items shall not give rise to the dispute resolution provisions of this
       Section 4.8 or Section 21 below:

       (i) a determination pursuant to Section 5.3 hereof to make any product (including, without limitation, any Identified Future Product) subject to this Agreement, in which case such product shall not become subject to this Agreement;

       (ii) the Statement of Work, Specifications or Estimated Development Cost for any Product or product that is proposed to be made subject to this Agreement, in which case such product shall not become subject to this Agreement;

       (iii) any proposed adjustment to a Party's Estimated Development Cost, in which case such Party shall have the option provided in Section
              4.4 hereof; and

       (iv) JDSU's commission, the price for a Product (other than the Initial Product) or Minimum Volumes for a Product, in which case Section
              2.4 shall cease to apply as to such Product and Sections 8.1 or 8.2, as applicable, shall apply.

5.     Future Products; Product Research and Development

5.1 Consistent with each Statement of Work, EMCORE shall use its reasonable best efforts to provide, or shall procure from a third party, sufficient engineering support and assistance to design and develop the Initial Product (and any Future Products as approved by the Steering Committee from time to time) to a stage where the Products meet the Specifications. It is agreed that for purposes of this Section 5.1 and Section 5.2 below, neither Party shall be deemed to provide any guarantee or assurance that their development work as to any Product will be successful in achieving the Specifications or any targeted manufacturing cost for the Product, and each Party's obligations as to such development work shall be limited to its reasonable best efforts through expenditure of its Estimated Development Cost for such Product to complete such development work as provided in the applicable Statement of Work.

5.2 Consistent with each Statement of Work, JDSU shall use its reasonable best efforts to provide sufficient mechanical and optical engineering support and assistance, including optical alignment of the arrays and mechanical designs of interfaces, to support production of the Initial Product (and any Future Products as approved by the Steering Committee from time to time) in finished and packaged form in accordance with the Specifications.

5.3 (a) The Parties acknowledge that, in marketing the Initial Product, the Parties have determined that potential customers have an interest in assuring that the Parties intend to develop the Identified Future Products. The Steering Committee, shall within the times set forth in
       Section 3.2 hereof, meet to jointly determine in good faith the following with respect to each of the four Identified Future Products: (i) Specifications, (ii) a Statement of Work, (iii) the initial Estimated Development Cost and (iv) JDSU's commission and the initial pricing for such Product as determined in accordance with Sections 8.1 and 8.2 hereof. Once the Steering Committee has agreed as to clauses (i)-(iii) with respect to any given one of the four Identified Future Products, the Parties shall, subject to the other terms of this Agreement, be obligated to develop, manufacture and market such Product. Neither Party, through its representatives on the Steering Committee or otherwise, shall be deemed to have any obligation to make an Identified Future Product subject to this Agreement if such Party determines in good faith that the pricing over the estimated life of such Product cannot reasonably be expected to provide such Party with at least a {redact} % Gross Margin as provided in Section 8.2 hereof or, in JDSU's case, it determines in good faith that it will not receive a reasonable commission as provided in
       Section 8.1 hereof. In the absence of such agreement by the Steering Committee as to any of the Identified Future Products, such Identified Future Products shall not be deemed a Product for purposes of this Agreement.

       (b) During the term of this Agreement, the Parties shall, by mutual written agreement through the Steering Committee, determine those Future Products (other than the Identified Future Products) that shall be subject to this Agreement. A Future Product (other than the Identified Future Products) shall only be made subject to this Agreement upon the written agreement of the Steering Committee as to each of the following:
       (i) Specifications, (ii) a Statement of Work, and (iii) the initial Estimated Development Cost and (iv) JDSU's commission and the initial pricing for such Future Product as determined in accordance with Sections
       8.1 and 8.2 hereof. The Parties acknowledge that, upon agreement by the Steering Committee as to the Specifications, Statement of Work and Estimated Development Cost for a Future Product (including, without limitation, any of the Identified Future Products), a determination of Minimum Volumes, commission and initial pricing for such Future Product may not be then practicable and shall not be the then required to cause such Future Product to become subject to this Agreement. Prior to Commercial Launch Date for a Future Product, the Steering Committee shall determine in good faith the Minimum Volumes for such Future Product (as provided in Section 4.4.4 hereof), JDSU's commission and the initial pricing for such Future Product (as provided in Sections 8.1 and 8.2 hereof). In the event that the Steering Committee cannot agree as to Minimum Volumes, JDSU's commission or initial pricing, such Product shall remain subject to this Agreement as provided in Sections 8.1 and 8.2 hereof but not be subject to Section 2.4 hereof.

5.4 Each Party shall share bear its own share of the research and development costs and expenses incurred by it in connection with the design, development and manufacture of the Products. The Parties shall {redact} share, {redact}, those costs that are approved in writing by the Steering Committee and that relate to certain capital expenditures including, but not limited to, non-recurring engineering expenses, application specific integrated circuits and capital equipment (collectively the "Shared Research and Development Expenditures"). The Parties' respective contributions in connection with the Shared Research and Development Expenditures shall be taken into account by the Steering Committee when setting JDSU's commission.

5.5 (a) {redact} Other than the Shared Research and Development Expenditures, each Party shall bear its own expenses in connection with the research and development relating to the Initial Product. To permit EMCORE to recover the Development Cost Difference, if any, relating to a Future Product (other than an EMCORE Developed Product) made subject to this Agreement pursuant to Section 5.3 hereof, JDSU agrees to accept a reduced commission until such time as EMCORE has recovered the Development Cost Difference plus {redact}% from three (3) months prior to the Commercial Launch Date of such Product.

       (b) In the event that JDSU orders a Product from EMCORE for resale to customers in accordance with Section 8.2, to permit EMCORE to recover the Development Cost Difference for such Product (other than an EMCORE Developed Product), if any, plus {redact}% from three (3) months prior to the Commercial Launch Date, JDSU will remit to EMCORE quarterly, within thirty (30) days following the end of the quarter, percent ({redact} %) of the gross revenue (defined to exclude VAT and other applicable sales tax) received by JDSU or its Affiliates in the preceding quarter through sale of (i) any one of the {redact} Identified Future Products made subject to this Agreement pursuant to Section 5.3(a) and (ii) Future Products made subject to this Agreement pursuant to Section 5.3(b) (the "R&D Off-Set"). For purposes of this Section 5.5, the actual development cost of a Party for a Product for the purpose of calculating the Development Cost Difference for such Product shall not be deemed to exceed {redact} % of the Estimated Development Cost of that Party, as the same may be adjusted from time to time by the Steering Committee. To assist EMCORE in the development of Future Products, JDSU may advance the estimated Development Cost Difference at any time during the performance by EMCORE of its Statement of Work as to such Future Product as the Parties may agree in writing.

5.6 Each Party shall ensure that all the work conducted by it under this Agreement shall be carried out in accordance with generally accepted standards of good practice at the time applicable to such work (including but without limiting the generality of the foregoing all relevant statutory safety standards from time to time in force) and each Party will be responsible for the implementation of and compliance with all applicable safety and other legislative requirements.

5.7 Each Party will procure that such facilities, materials and equipment as are reasonably required for the proper execution of the Statement of Work are made available by it. Should JDSU elect to contribute alignment equipment to EMCORE for development and manufacturing of the Product, JDSU will continue to own the equipment, and, for so long as EMCORE is in possession of the equipment, EMCORE shall be responsible for maintaining, repairing and insuring the equipment.

6.     Forecasts and Orders and Shipping Procedures for Products

6.1 Each potential purchase order from a customer for which JDSU will receive a commission shall be subject to EMCORE's prior approval regarding price, cancellation penalties and shipping terms. All purchase orders accepted by JDSU and EMCORE shall specify:

       (a) Products (including EMCORE and JDSU part numbers, and Product specification reference) and quantities being ordered;

       (b)    the applicable unit price for the Products;

       (c)    shipping instructions, including requested shipment dates;

       (d)    cancellation penalties; and

       (e)    distribution point of the Products and the invoicing location.

       Terms and conditions on customer purchase orders and EMCORE's sales acknowledgments, other than those agreed to between the customer and EMCORE, shall be of no effect. Within ten (10) business days after EMCORE's receipt of a purchase order, EMCORE will issue a written acknowledgment, which will recite this Agreement reference, Product type number, shipping instructions, the Product quantities being sold, the Product's applicable unit price and the estimated shipment dates. In the event of a conflict between this Agreement and EMCORE's written sales acknowledgment or a purchase order, this Agreement shall prevail.

6.2 Six (6) months prior to the Commercial Launch Date, as estimated by the Steering Committee, of the Initial Product and every three months thereafter for so long as this Agreement shall remain in force, JDSU shall provide EMCORE with a rolling {redact} month forecast (such period commencing upon such Commercial Launch Date) of its projected sales for the Products that are subject to Section 2.4 of this Agreement (each a "Forecast"), which Forecast will be prepared so as to be consistent with the Marketing Plan to the extent reasonably practicable. The Forecast shall specify the number and type of Products which JDSU anticipates selling and the expected delivery dates. JDSU agrees to include as part of the Forecast {redact}. The quantities specified in the Forecast (i) in respect of the first {redact} month period ("Agreed Shipment Period") shall constitute a guaranteed purchase forecast (a "Guaranteed Purchase Forecast") as to the type and quantity of Products, delivery dates specified therein, and (ii) in respect of the remaining portion of the {redact} period covered thereby, shall constitute a non-binding estimate of projected sales and delivery dates. The remaining portion of each Forecast for periods beyond the Agreed Shipment Period shall be deemed an advisory forecast, which shall not be binding on either Party; provided, however, that (i) the Guaranteed Purchase Forecast for an Agreed Shipment Period shall not be more than {redact} percent ({redact} %) higher or lower than the immediately preceding Forecast for that period without EMCORE's prior written consent and (ii) the Forecast for any given Agreed Shipment Period shall not be more than {redact} percent {redact}( %) higher or lower than the initial Forecast for such period without EMCORE's prior written consent. Each Forecast shall be accompanied by a purchase order for the Product units subject to the Customer Commitment.

6.3 If JDSU reduces or cancels any portion of a Guaranteed Purchase Forecast during the Agreed Shipment Period, JDSU shall be responsible for the Cancellation Costs incurred as a result of such reduction or cancellation; provided, however, that JDSU's liability with respect to such costs shall be: {redact} percent ({redact} %) of the Cancellation Costs if EMCORE receives written notification of cancellation from JDSU {redact} in advance; {redact} percent ({redact} %) of the Cancellation Costs if EMCORE receives written notification of cancellation from JDSU {redact} in advance; {redact} percent ({redact}%) of the Cancellation Costs if EMCORE receives written notification of cancellation from JDSU {redact} in advance; and {redact} percent {redact} % of the Cancellation Costs if EMCORE receives written notification of cancellation from JDSU {redact} days in advance. Notwithstanding the foregoing, JDSU will not be liable for Cancellation Costs relating to sales cancellations by JDSU (in respect of sales directly to JDSU) or by a customer due to Products being the subject of warranty returns as specified in Section 10 hereof (other than returns resulting from the failure of {redact}, and JDSU shall be entitled to return any such Products, which did not meet applicable Specifications when shipped by EMCORE (other than returns resulting from the failure of {redact}), for a full refund of amounts paid to EMCORE, after any applicable commissions to JDSU, for such Products.

6.4 Should JDSU at any time during the term of this Agreement refer an order for Products in excess of the amount of the applicable Customer
       Commitment and which would also exceed EMCORE's (or its contract manufacturer's) available manufacturing capacity for a given Product as of the date of the Forecast, the Parties agree to cooperate with each other and to use all reasonable efforts to fill the Product demand, including without limitation, sharing the expenses of expanding EMCORE's manufacturing capacity on such terms as the Parties may agree in writing. The Parties' respective contributions in connection with such expansion of EMCORE's manufacturing capacity shall be taken into account by the Steering Committee when setting JDSU's commission.

6.5 Within {redact} days of execution of this Agreement, JDSU will order evaluation quantities of the Initial Product in accordance with a purchase order issued by JDSU in compliance with this Agreement ("Development Purchase Order"). The price per module in the Development Purchase Order shall be determined by the Steering Committee. The evaluation quantities of the first of the Initial Product shall be delivered in accordance with the dates set forth in the Development Purchase Order and in any event, not earlier than completion of the Program.

6.6 On commission sales, pursuant to Section 8.1, EMCORE shall be responsible for processing and invoicing all purchase orders received from customers. EMCORE will invoice JDSU for the Development Purchase Order and the Initial Purchase Order upon shipment. All payments owed by JDSU to EMCORE under this Agreement, including, without limitation, cancellation charges, agreed price adjustments, and payment for Products purchased, are payable in U.S. dollars and will be due net {redact} days after the date of the invoice.

6.7 Delivery of the Products shall be {redact} EMCORE's manufacturing facility as per International Chamber of Commerce (ICC) Incoterms 2000 edition.

6.8 EMCORE shall be permitted to make engineering changes to the Products during the term of this Agreement that affect such Product's performance or reliability, or form, fit and function; provided, that any such engineering change provides a cost, performance or other material benefit or is reasonably required to minimize environmental, health or safety risks or is mandated by law. EMCORE shall give JDSU notice regarding any such engineering changes to the Product, and the Parties shall thereafter use reasonable efforts to develop, within four (4) weeks, a mutually acceptable qualification plan for Product containing such engineering changes. JDSU shall not unreasonably reject a qualification plan proposed by EMCORE. JDSU shall not be obligated to accept such engineering change for Product supplied to JDSU if such Product has not been qualified as described in the immediately preceding sentence or approved by JDSU customers. Until the Product has been so qualified, EMCORE will continue to manufacture Product ordered pursuant to this Agreement without incorporating the engineering changes that are in the process of being qualified. JDSU shall accept supply of all Product containing such engineering change that have been qualified in accordance with the foregoing qualification plan. In addition, EMCORE may issue mandatory engineering changes such as those required to minimize environmental, health or safety risks or as mandated by law provided that JDSU shall not be obligated to purchase for its own account or sell any Products that fail to conform materially with performance, reliability or form, fit and function of the agreed specifications.

6.9 JDSU shall be permitted to request changes to the Specifications during the term of this Agreement by giving EMCORE notice regarding any such Performance Specification change. The parties shall thereafter use reasonable efforts to develop, within four (4) weeks, a development program to implement such Performance Specification change and a mutually acceptable qualification plan for Product containing such Performance Specification change. EMCORE shall not unreasonably reject a Performance Specification plan proposed by JDSU provided such Specification change is technically practicable and such Specification change will not adversely affect the economic benefits and obligations of EMCORE pursuant to this Agreement. Until the Specification change has been implemented and the Product incorporating such revised Specification has been so qualified, EMCORE will continue to manufacture and JDSU will continue either to purchase for its own account or sell Product ordered pursuant to this Agreement without incorporating any such JDSU requested Specification change that is in the process of being qualified.

7.     Sales and Marketing

7.1 Subject to oversight by the Steering Committee, JDSU shall be solely responsible for all Product marketing and sales related activities including, but not limited to, providing account management for each account, preparing and coordinating all advertising and promotional efforts, training and deploying qualified sales representatives, maintaining a competent customer service and support facility for the Products consistent with JDSU's other products and systems and maintaining appropriate press and media relations. In addition, JDSU shall provide EMCORE with application engineering support as reasonably required.

7.2 EMCORE, at its sole cost, shall provide small quantities of sample Products to JDSU from time to time to facilitate promotional activities, subject to the review and approval of the Steering Committee.


8.     Commissions; Pricing; Minimum Volumes.

8.1 EMCORE shall pay JDSU a commission on the sale of all Products that are subject to Section 2.4 of this Agreement and for which EMCORE receives sales revenue directly from the customer. JDSU's commission shall be set by the Steering Committee on the basis of the average selling price for such Product and shall be payable from the gross revenue received by EMCORE from sales to third party customers. The Steering Committee shall review the commission payable to JDSU for each Product at its quarterly meetings; provided, however, that the Steering Committee shall only adjust JDSU's commission if (i) the average selling price of a Product has decreased; (ii) EMCORE has experienced a material ({redact}) increase or decrease in its manufacturing costs, or (iii) JDSU has experienced a material ({redact}) increase or decrease in its sales, marketing and support costs. In the event that the Steering Committee cannot agree on JDSU's commission for a particular Product at any time during the term of the Agreement, the Parties agree that: (i) any {redact} obligations of the Parties set forth in Section 2.4 above shall not apply until the Parties agree on commission; and (ii) existing commissions shall continue to apply for the remaining term of the Agreement (or until the Parties agree on alternative commissions) with respect to all sales of such Product made through JDSU (it being understood that no commissions shall be payable to JDSU for sales not made through JDSU); provided that the Party wishing to invoke this provision shall give the other Party {redact} days prior written notice. The Parties agree that at least with respect to the Initial Product, JDSU shall conduct all marketing and sales on a commission basis.

8.2 In order to meet its Minimum Volume Requirement and for sales of Future Products, JDSU may purchase Product directly from EMCORE for resale to customers. The price of the Initial Product for sales to JDSU {redact} shall be set by the Steering Committee. The wholesale and retail prices for each of the Initial Product and any Future Products, when set by the Steering Committee, shall remain fixed for a period of three (3) months and shall be established, to the extent reasonably practicable, {redact}. The Steering Committee shall review the pricing for each Product at its quarterly meetings; provided, however, that the Steering Committee shall only adjust the {redact} pricing {redact}. In the event that the Steering Committee cannot agree on pricing at any time during the term of the Agreement, the Parties agree that (other than with respect to the Initial Product): (i) existing pricing shall continue to apply for the remaining term of the Agreement (or until the Parties agree on alternative pricing); and (ii) any {redact} obligations of the Parties set forth in
       Section 2.4 above shall not apply until the Parties agree on pricing; provided that the Party wishing to invoke this provision shall give the other Party {redact} days prior written notice.

8.3 Any withholding or other taxes that a Party is required by law to withhold or pay on behalf of the other Party shall be deducted from any payments owed to such Party provided, however, that in regard to any tax so deducted the remitting Party shall furnish the other Party with proper evidence of the taxes paid on its behalf and will furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable law.

8.4 Each Party shall initially apply its internal accounting principles and methodology in determining its Gross Margins, Gross Revenues and product costs and expenses relating to the Shared Research and Development Expenditures. These internal accounting principles and methodology must be consistent with U.S. Generally Accepted Accounting Principles, consistently applied ("GAAP") and shall be reviewed by the Steering Committee prior to the Commercial Launch Date of the Initial Product. If the Steering Committee disagrees as to the accounting principles or methodology adopted by a Party, it shall request such Party to make necessary changes or adjustments. If the Party objects to such changes or adjustments, it may request that an independent accounting firm be chosen, at its own expense, by both Parties to make the final decision. The accounting principles and methodology of any Party approved by the Steering Committee or decided by an independent accounting firm, as the case may be, shall be consistently applied during the term of this Agreement. The internal accounts (the "Internal Accounts") prepared by each Party applying its internal accounting principles and methodology, as reviewed by the Steering Committee, must be submitted to the Steering Committee for review on a quarterly basis after the Commercial Launch Date as to each Product. If a Party objects to any changes to its Internal Accounts proposed by the Steering Committee the matter shall be resolved pursuant to the dispute resolution provisions of Section 4.8 and
       Section 21.

8.5 Each Party shall maintain complete and accurate books and records in connection with its research and development expenditures and its costs and expenses in connection with manufacture and sale of the Product, including relating to the design, development, promotion, marketing, distribution and selling of the Products. Upon a reasonable written request of one Party, the other Party shall permit the first Party to inspect or to use an independent accounting firm to audit, in each case at the first Party's own expense, the books and records of the second Party to evaluate whether its reporting {redact} are accurate. Should a discrepancy be found that resulted in an underpayment to the inspecting Party of greater than {redact} percent ({redact} %), the entire cost of the audit will be paid by the audited Party in addition to any amounts owed by the audited Party but which were unpaid.

9.     Intellectual Property

9.1 All Background shall remain the absolute unencumbered property of the owner of such rights at the Effective Date. No Party will make any representation or do any act which may be taken to indicate that it has any right title or interest in or to the ownership or use of any of the Background of the other Party except under the terms of this Agreement, and each Party acknowledges that nothing contained in this Agreement shall give it any right, title or interest in or to the Background of the other Party save as granted hereby.

9.2 All Foreground generated by a Party (or by a Party and a third party in the course of a research project funded by such Party) shall remain the absolute unencumbered property of such Party.

9.3 Each Party hereby grants to the other Party a non-exclusive, royalty free license to use that Party's Background and Foreground for the purposes of performing its share of work under any Program. JDSU hereby grants EMCORE a non-exclusive, royalty free license to use its Background and Foreground for the purpose of manufacturing and having manufactured the Products in the Territory. EMCORE hereby grants JDSU a non-exclusive, royalty free license to use its Background and Foreground for the purpose of marketing and selling Products in the Territory (but not to import, manufacture or have manufactured for sale in the Territory). Each Party agrees that, subject to Section 9.4, it will not use the Background and/or Foreground of the other Party for any purpose other than the performance of its obligations hereunder.

9.4 Upon termination of this Agreement or if at any time during the term of this Agreement the collaboration between the Parties becomes {redact} by virtue of Sections 2.5, 2.6 or 2.7 hereof and subject to the payment of royalties as provided in Section 9.5 below, each Party shall be entitled to a royalty bearing, non-transferable right and license under the Intellectual Property (including Background and Foreground) and Company Information (including all marketing information and customer lists) of the other Party to manufacture, have manufactured, promote, market, distribute and sell Products throughout the world; provided that, where the Agreement is terminated by reason of breach of one Party then that Party shall not be entitled to any license as aforesaid; and provided further that JDSU shall not be entitled to any right or license under any Intellectual Property of EMCORE relating to VCSEL or MOCVD technology and shall not be entitled to a license to manufacture or have manufactured an EMCORE Developed Product. As a condition to the exercise of any right of a Party hereunder to have a third party manufacture any portion of a Product, such third party shall be bound by a written confidentiality agreement as to any confidential information of the licensing party that is no less restrictive in any material respect than the restrictions contained in Section 11 hereof.

9.5    Royalties  payable under the licenses  granted in accordance with Section
       9.4 shall be based on net sales, shall be applied on a Product-by-Product basis and shall be set at a fair market value rate. No royalty shall be payable under any such license until the licensee under the license has first recouped through profits obtained by sales of licensed Products, its research and development costs incurred under this Agreement.

9.6 The Parties shall, when appropriate, execute a formal license or licenses for the purpose of registering the licenses granted pursuant to Sections
       9.3 or 9.4 above in such form as may be necessary to give effect to this Agreement in any part of the Territory and to conform with any existing laws. Such license or licenses shall be subject to all the terms and conditions of this Agreement.

9.7 Where Foreground is generated jointly by one or more employees of each Party or by employees of a third party on their behalf pursuant to a research project approved by the Steering Committee and funded as part of the Shared Research and Development Expenditures, it shall vest in and be the property of EMCORE and JDSU jointly unless in any particular case the Parties shall otherwise agree. Subject to the rights of the Parties in any Background, each Party shall have the irrevocable right, subject to the restrictions contained in Section 2.4, to use such joint Foreground independently of the other and without accounting and, to the extent necessary for such use, is hereby granted a royalty free license under all jointly held Intellectual Property.

9.8 EMCORE and JDSU shall decide through the mechanism of the Steering Committee which of the Parties shall be responsible for filing and prosecuting of any joint patent applications in connection with any jointly owned Foreground and of maintaining any patents granted thereon in all countries and shall, unless otherwise agreed, share equally all costs involved.

9.9 In the event that either Party becomes aware of an infringement of any of the Intellectual Property licensed under this Section 9 or of any action by a third person for a declaration that any of the Intellectual Property is invalid or unenforceable or of any infringement of a Party's right to sell hereunder, it shall promptly notify the other Party in writing. The Parties shall cooperate in determining the appropriate action to be taken against the third party. The Parties shall cooperate with each other and provide all necessary and reasonable assistance in any of such actions. EMCORE shall select the outside counsel to represent the Parties in an infringement or other action. Each Party may also retain its own outside counsel at its own expense. If any infringement or other appropriate action is jointly instituted pursuant to this Section, the Parties each shall bear its own-out-pocket expenses and share litigation costs and legal fees equally. In the event of such a joint action, the Parties will share equally in any recovery of damages or amount paid in settlement. In the event that either Party institutes action independently pursuant to this Section, such Party shall be entitled to retain all recoveries or settlements in connection therewith.

9.10 Upon termination of this Agreement, other than by reason of breach, or if at any time during the term of this Agreement the collaboration between the Parties becomes {redact} by virtue of Sections 2.5, 2.6 or 2.7 hereof, each Party agrees, to the extent it has available capacity, to supply to the other Party any Products (other than an EMCORE Developed Product) and any components or parts manufactured by that Party that are used in the manufacture of Products (other than an EMCORE Developed Product), and, for a {redact} period commencing on the date of such termination or {redact}, such supply shall be on a {redact} basis as provided in this Section 9.10 for so long as that Party continues to manufacture such Product or components or parts in commercial quantities for resale to third parties. {redact} terms shall be based only on actual sales by a Party to a third party of the same or equivalent components or parts and shall not be applied retroactively to any components or parts previously shipped by a Party to another Party. A Party purchasing any component or part on {redact} terms pursuant to this Section 9.11 shall be required to purchase equivalent quantities and accept all material commercial terms as such third party {redact}.

10.    Warranties and Indemnities

10.1 JDSU shall provide customer service and Product support services, including the handling of warranty claims for the Products. JDSU shall have the sole right to determine the level of customer service and Product support services necessary; provided that JDSU shall perform such services in a {redact}. The Steering Committee shall be responsible for establishing a warranty policy, which policy shall generally conform to {redact}.

10.2 EMCORE warrants to JDSU that Products furnished pursuant to this Agreement will be {redact}. These warranties {redact} shall extend until the end of the warranty period determined by the Steering Committee as provided in Section 10.1. In addition, if Product furnished contains one or more manufacturer's warranties, EMCORE hereby assigns such warranties to JDSU. EMCORE warrants that {redact} All warranties shall survive inspection, acceptance and payment. {redact}

10.3 To the extent that JDSU supplies components or parts to EMCORE for the manufacture of Products, JDSU warrants that {redact}. The warranty period for such components and parts shall be coterminous with the warranty period of the Products.

10.4   EMCORE's warranty does not apply if {redact}

10.5   {redact}

10.6   INTENTIONALLY OMITTED.

10.7 EMCORE shall, at its expense, indemnify and hold JDSU harmless from {redact}

10.8 JDSU shall at its expense, indemnify and hold EMCORE harmless from {redact}

10.9 In the event that a claim of infringement of any patent, trademark, copyright, trade secret or mask work right is made against either Party during the Term of this Agreement, {redact}.

10.10  IN NO EVENT  SHALL  EITHER  PARTY BE LIABLE  FOR  CONSEQUENTIAL  DAMAGES,
       ANTICIPATED OR LOST PROFITS, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES OR LOSS OF TIME INCURRED, DIRECTLY OR INDIRECTLY, IN CONNECTION WITH THE USE OF THE PRODUCT. THE FOREGOING IS EACH PARTY'S ENTIRE OBLIGATION AND EXCLUSIVE REMEDY FOR ALL CLAIMS OF INFRINGEMENT ARISING HEREUNDER, AND IS IN LIEU OF ANY OTHER OBLIGATIONS OR WARRANTIES, EXPRESS OR IMPLIED.

10.11 Each of EMCORE and JDSU hereby represents and warrants to the other Party that on the date hereof such Party is duly incorporated and validly existing and/or registered as applicable under the laws of the relevant jurisdiction and that it has the full power and authority to own and operate its properties and to conduct its business as described in its articles of association and to execute, deliver and perform this Agreement.

10.12 Each of EMCORE and JDSU hereby represents and warrants to the other Party that on the date hereof such Party has taken all requisite actions and obtained all consents, approvals, authorizations and permits necessary for the execution, delivery and performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of each of EMCORE and JDSU enforceable against such Party in accordance with its terms. The execution, delivery and performance of this Agreement will not violate such Party's articles of incorporation, any other agreements or obligations of such Party or any currently effective laws, regulations or decrees.

10.13 Each of EMCORE and JDSU represents and warrants to the other Party that it owns or has a valid right to license all the Intellectual Property licensed by it pursuant to Section 9 and to its best knowledge, there are no actual or threatened claims by a third party against its ownership of, or proprietary rights to any Intellectual Property licensed hereunder.

10.14 EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE VALUE, ADEQUACY, FREEDOM FROM FAULT OF, OTHER QUALITY, EFFICIENCY, CHARACTERISTICS OR USEFULNESS OF OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCTS, COMPONENTS OR SUBCOMPONENTS THEREOF OR ANY INFORMATION, MATERIALS OR RIGHTS PROVIDED HEREUNDER, PROVIDED, HOWEVER, THAT NOTHING IN THIS ARTICLE SHALL BE DEEMED A WAIVER OF OR
       DEEMED TO LIMIT THE OBLIGATIONS OF EACH PARTY HEREUNDER OR UNDER ANY OTHER AGREEMENT BETWEEN THE PARTIES.

11.    Confidentiality

11.1 Each Party acknowledges that all the Company Information, Background and Foreground provided by the other Party is confidential and proprietary to the other Party and further that the information developed by either or both Parties during the term of this Agreement, which relates to the research, development, marketing or sales of a Product shall be treated as confidential information and agrees to maintain such information in confidence during the term of this Agreement and for a period of five (5) years thereafter and to use such information solely for the purpose of performing its respective obligations hereunder. The obligation set forth above shall be satisfied by each Party through the exercise of the same degree of care used to restrict disclosure and use of its own information of like importance, but in any event at least a reasonable degree of care.


11.2 Each of EMCORE and JDSU covenants that it shall not disclose any such information to a third party except to its employees, agents or any other person under its authorization, on a need to know basis, provided such employees, agents or person under its authorization are subject in writing to the same confidentiality obligations as either EMCORE or JDSU, as the case may be.

11.3 Notwithstanding anything provided above, the restrictions provided in this section shall not apply to the information that is:

       11.3.1 already in the public domain as of the date of execution of this Agreement, or thereafter enters the public domain through no fault of the receiving Party;

       11.3.2 known to the receiving Party without restriction when received;

       11.3.3 received by either EMCORE or JDSU on an unrestricted basis whereby the receiving Party has no duty of confidence to the Party providing such information; or

       11.3.4 is required to be disclosed to a governmental or other regulatory authority to the extent that such is required by applicable laws, regulations or court orders of the applicable jurisdiction, in which case the disclosing Party shall promptly notify the other Party of such disclosure.

11.4 Each Party acknowledges that damages resulting from unauthorized disclosure of the Company Information, Foreground or Background would be an inadequate remedy and that in the event of any such disclosure, the other Party shall be entitled to seek injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity, including the recovery of damages and reasonable attorneys' fees.

11.5 Upon termination of this Agreement, each Party shall cease use of the Company Information, Foreground and Background received from the other Party (other than as expressly permitted hereby), and shall destroy all copies of same with written certification of destruction. Alternatively, at the request of the originating Party, the receiving Party shall return all such information and copies to the originating Party.

12.    No Assignment, Sub-Licenses and Sub-Contracts

12.1 Except for the right of the Parties to assign to their parent corporation or wholly owned Affiliate and except for the delegation of duties expressly permitted hereby, neither EMCORE nor JDSU may assign this Agreement or any of its rights, interests, duties or obligations hereunder without prior written consent of the other Party. Notwithstanding the foregoing, either Party, may, without obtaining the prior written consent of the other Party, assign or transfer this Agreement or delegate any rights or obligations hereunder in connection with merger, reorganization, transfer, sale of assets or product lines, or change of control or ownership of such Party, or its permitted successors, assigns or transferees; provided, however that, prior to such assignment or transfer, such Party shall provide the other Party hereto with reasonable assurances that the performance of all of such Party's obligations hereunder shall continue after such assignment or transfer. Such assurances shall include, without limitation, reasonable assurances, form EMCORE that JDSU shall continue to receive its supply of Products hereunder, or reasonable assurances from JDSU that EMCORE shall continue to receive timely payments as required under any purchase orders. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of EMCORE and JDSU.

13.    Term and Termination

13.1 This Agreement shall, subject to earlier termination as provided herein, remain in force from the Effective Date for a period of {redact}, which term can be extended upon the written agreement of the Parties for an additional term of {redact} or such shorter period as the Parties shall agree.

13.2 A Party shall have the right to terminate this Agreement forthwith at any time by notice in writing to the other upon the happening of any of the following events:

       13.2.1 if the other commits a material breach of any of the terms of this Agreement and does not within forty-five (45) days of receipt of notice of the breach (if the same be capable of remedy) repair such breach;

       13.2.2 if the other shall make an assignment for the benefit of creditors, admits its insolvency, is adjudicated bankrupt or insolvent by any court of competent jurisdiction, any trustee or receiver is appointed for it or for any of its property, or such Party files any involuntary petition under any bankruptcy or similar law providing for its reorganization, dissolution, liquidation or winding-up.

13.3 Either Party shall have the right to terminate this Agreement if the Commercial Launch Date for the Initial Product does not occur by {redact}.

13.4 Termination of this Agreement for all or any part of the Territory shall be without prejudice to any rights of either Party against the other which may have accrued up to the date of such termination, including the right to claim damages or pursue injunctive relief.

13.5 In particular, termination of this Agreement for any reason shall not bring to an end the rights and obligations of the Parties under Sections 8.4, 9, 10 (as to Products shipped prior to termination), 11 and 21, each of which shall survive any termination of this Agreement except as otherwise expressly provided herein.

14.    Force Majeure

14.1 If either Party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by a Force Majeure Event and if such Party gives written notice thereof to the other Party specifying the matters constituting the Force Majeure Event together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the Party so prevented or delayed shall be excused the performance as from the date of such notice for so long as such cause or delay shall continue provided that the Party giving notice shall use all reasonable efforts to mitigate the adverse consequences of any such Force Majeure Event.

14.2 If the Force Majeure Event continues to have effect for a period of more than ninety 90 days the Party not claiming relief under this Section 14 shall have the right to terminate this Agreement upon giving thirty 30 days' written notice of such termination to the other Party, but such notice shall not take effect if the Party claiming relief gives notice within that period that the cause has ceased to prevent the operation of this Agreement.

15.    Notice

15.1 All notices, requests, demands and other communications hereunder shall be given in writing and shall be personally delivered; sent by telecopier, facsimile transmission or other electronic means of transmitting written documents which provides an answer back proving receipt; or sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt if requested and postage prepaid, or by private overnight mail courier service. Notices shall be effective upon receipt by the Party to which they are addressed. The respective addresses to be used for all such notices, demands or requests are as follows:

       (a)    If to EMCORE, to:

              MicroOptical Devices
              5741 Midway Park Place NE
              Albuquerque, NM 87109
              Attention:        {redact}
              Telephone:        {redact}
              Facsimile:        {redact}

              with a copy to:

              EMCORE Corporation
              394 Elizabeth Avenue
              Somerset, NJ 08873
              Attention:        {redact}
              Telephone:        {redact}
              Facsimile:        {redact}

       or to such other person or address as EMCORE shall furnish to JDSU in writing.

       (b)    If to JDSU, to:

              JDS Uniphase Corporation
              305 East Drive
              Melbourne, Florida 32904
              Attention:  {redact}
              Telephone:        {redact}
              Facsimile:        {redact}

              With a copies to:

              {redact}
              {redact}
              210 Baypointe Parkway
              San Jose, CA 95134
              Telephone:        {redact}
              Facsimile:        {redact}

              And

              {redact}

       or to such other person or address as JDSU shall furnish to EMCORE in writing.

16.    Public Announcements

16.1 Each Party shall seek the prior written approval of the other at least ten (10) days prior to the release of items of publicity of any kind, including, without limitation, new releases, articles, brochures, advertisements, prepared speeches, external company reports and other information concerning the terms of this Agreement, the relations between the Parties, the joint development undertaken hereunder or the Products.

16.2 The restrictions contained in Section 16.1 above shall not be construed to limit either Party's disclosure of such information as required in such Party's good faith judgment to satisfy the requirements of Federal or State securities laws or regulations, regulations of the Nasdaq National Market or other nationally recognized securities exchange on which such Party lists its securities, the order of a court of competent jurisdiction, or as required to meet such Party's credit and financing arrangements.

17.    Severability

17.1 If any provision herein shall be held invalid or unenforceable by a court of competent jurisdiction or other authority, the remainder of the provisions herein shall remain in full force and effect and shall not be affected thereby.

18.    Entire Agreement, Variation and Waiver

18.1 This Agreement represents the entire understanding and agreement between the Parties and supersedes any and all prior agreements, previous understandings both written and oral with respect to the subject matter hereof.

18.2 This Agreement may not be amended, varied, supplemented or otherwise modified except by an instrument in writing signed by both Parties.

18.3 The failure of either Party to insist in any one or more instances upon the performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of that Party's rights to future performance of such provision and the other Party's obligation respect of such future performance shall continue in full force and effect.

19.    No Third Party Beneficiary

19.1 Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person or entity other than the Parties and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

20.    No Joint Venture or Partnership

20.1 Nothing in this Agreement shall create a partnership or joint venture between the Parties and save as expressly provided in this Agreement neither Party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other Party hereto.

21.    Disputes and Governing Law

21.1 The Agreement shall be governed by the laws of the State of New York, without regard to the conflict of laws thereof.

21.2 In the event of any dispute under this Agreement, including, without limitation, any arising out of the operation of the Steering Committee under Section 4, not being resolved by the negotiation between the Chief Executive Officers within thirty (30) days upon the written request of either Party, the Parties agree to endeavour to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules, and judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The number of arbitrators shall be three, one chosen by each Party with the third, who shall be the chairman, chosen by the two Arbitrators chosen by the Parties. If possible, the arbitrators will have experience with and knowledge of fiberoptic, VCSEL and/or data communication technology as well as accounting and business law. The place of arbitration shall be New York, New York and the language of the proceeding shall be English.

21.3 All submissions and proceedings held pursuant to this Section 21 shall be confidential and neither Party nor the mediator or arbitrators may disclose the existence, content, or results of any mediation or arbitration hereunder without the prior written consent of both Parties unless otherwise required by law to do so. All negotiations held pursuant to Section 4.8 shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

21.4 NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, NOR FOR ANY LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER IT HAS ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

22.    Originals

22.1 EMCORE and JDSU shall execute two (2) originals of this Agreement. Each Party hereto shall retain one original. Each original shall be equally valid.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective representatives on the day and year first above written.

EMCORE CORPORATION                       JDS UNIPHASE CORPORATION

By:                                      By:
   ---------------------------------        ------------------------------------
   Name:                                    Name:
   Title:                                   Title: